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        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (COMBINED WITH 50%-OWNED UNCONSOLIDATED SUBSIDIARIES)

FOR THE YEARS ENDED DECEMBER 31                      2002     2001     2000     1999     1998
(In millions)                                        -----    -----    -----    -----    -----
Income (loss) from continuing operations...........  $ 220    $ 165    $ 113    $(112)   $  82
Add
  Interest.........................................     96      107      134      146      133
  Portion of rentals representative of interest
     factor........................................     14       14       15       18       12
  Preferred stock dividend requirements of
     majority-owned subsidiaries...................     --       --       --       --        1
  Income expense (benefit) and other taxes on
     income........................................    146      118       91      (47)      67
  Amortization of interest capitalized.............      1        1       --       --       --
                                                     -----    -----    -----    -----    -----
Earnings as defined................................  $ 477    $ 405    $ 353    $   5    $ 295
                                                     =====    =====    =====    =====    =====
Interest...........................................  $  96    $ 107    $ 134    $ 146    $ 133
Interest capitalized...............................      5        4        5       --        1
Portion of rentals representative of interest
  factor...........................................     14       14       15       18       12
Preferred stock dividend requirements of
  majority-owned subsidiaries on a pretax basis....     --       --       --       --        2
                                                     -----    -----    -----    -----    -----
Fixed charges as defined...........................  $ 115    $ 125    $ 154    $ 164    $ 148
                                                     =====    =====    =====    =====    =====
Ratio of earnings to fixed charges.................   4.15     3.24     2.29     (a)      1.99
                                                     =====    =====    =====    =====    =====

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(a) In 1999, earnings were inadequate to cover fixed charges by $159 million.